EXHIBIT 2
                                    ---------

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT (this "Agreement"), dated as of September 20, 2001, is made between Amerigon Incorporated, a California corporation (the "Company"), and Big Beaver Investments LLC, a Delaware limited liability company (the "Lender").

         The Company has requested the Lender to make a term loan to the Company in an aggregate principal amount of up to One Million Five Hundred Thousand Dollars ($1,500,000) as provided herein. The Lender is willing to make such loan upon the terms and subject to the conditions set forth in this Agreement.

         The Lender may elect to convert some or all of such loan into Common Stock of the Company as provided herein.

         In order to induce the Lender to enter into this Agreement, the Company has agreed to issue a warrant to purchase shares of Common Stock of the Company to the Lender or its members as provided herein.

         Accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

         "AFFILIATE" means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person. For purposes of the foregoing, "control," "controlled by" and "under common control with" with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "BRIDGE LOAN WARRANT" has the meaning set forth in Section 2.12.

         "BUSINESS DAY" means a day of the year on which commercial banks are not required or authorized by law to close in Los Angeles, California.

         "CHARTER DOCUMENTS" means the Company's articles of incorporation, bylaws and other organizational documents, each as may be amended, modified or restated from time to time.

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         "COMMON STOCK" means the Common Stock, no par value per share, of the
Company, and any securities or other property into or for which such Common Stock may hereafter be converted or exchanged.

         "CLOSING DATE" means the date upon which the conditions set forth in Sections 3.01 and 3.02 are satisfied and the Lender makes the First Loan Advance to the Company.

         "COLLATERAL" means the property described in one or more of the Collateral Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Lender pursuant to one or more of the Collateral Documents or otherwise, securing the payment and performance of the Obligations.

         "COLLATERAL DOCUMENTS" means the Security Agreement, the Patent and Trademark Security Agreement, the Membership Pledge Agreement, any other agreement pursuant to which the Company provides a Lien on its assets in favor of the Lender, and all filings (including, but not limited to, all U.C.C. financing statements filed to perfect the security interests granted in the Security Agreement), documents and agreements made or delivered pursuant thereto.

         "COMMITMENT" means the Lender's obligation to make the Loan on the terms and conditions set forth in this Agreement.

         "DEFAULT" means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

         "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances, judgments and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with (including consent decrees), any governmental agencies or authorities, in each case relating to or imposing liability or standards of conduct concerning public health, safety and/or environmental protection matters, including Hazardous Substances.

         "EVENT OF DEFAULT" has the meaning set forth in Section 6.01.

         "FINAL MATURITY DATE" means the earlier to occur of (i) December 1, 2001, (ii) the occurrence of a Trigger Event, or (iii) acceleration of the Loan pursuant to Section 6.02.

         "GAAP" means generally accepted accounting principles in the United States, consistently applied.

         "HAZARDOUS SUBSTANCES" means any toxic, radioactive, caustic or other hazardous substances, materials, wastes, contaminants or pollutants, including asbestos, PCBs, petroleum products and byproducts, and any substances defined or listed as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances" (or similarly identified or having any constituent substances displaying any of the foregoing characteristics), regulated under or forming the basis for liability under any applicable Environmental Law.

         "INDEBTEDNESS" means, for any Person: (i) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof, or (b) evidenced by a note or similar written instrument, but excluding trade payables incurred in the ordinary course of business; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses described in clause (i) above; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (iv) all reimbursement and other obligations of such Person in respect of letters of credit and bankers acceptances and all net obligations in respect of interest rate swaps, caps, floors and collars, currency swaps, and other similar financial products; (v) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; and/or (vi) all indebtedness of another Person of the types referred to in clauses (i) through (v) guaranteed directly or indirectly in any manner by the Person for whom indebtedness is being determined, or in effect guaranteed directly or indirectly by such Person through an agreement to purchase or acquire such indebtedness, to advance or supply funds for the payment or purchase of such indebtedness or otherwise assure a creditor against loss, or secured by any Lien upon or in property owned by the Person for whom indebtedness is being determined, whether or not such Person has assumed or become liable for the payment of such indebtedness of such other Person.

         "INVESTORS RIGHTS AGREEMENT" means the Investors' Rights Agreement dated as of June 8, 1999 among the Company, the Lender and Westar Capital II LLC, a Delaware limited liability company ("Westar").

         "LIEN" means any mortgage, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien or other type of preferential arrangement (other than a financing statement filed by a lessor in respect of an operating lease in the ordinary course of business not intended as security).

         "LOAN ADVANCE" has the meaning set forth in Section 2.01.

         "LOAN DOCUMENTS" means this Agreement, the Note, the Collateral Documents and all other certificates, documents, agreements and instruments delivered to the Lender under or in connection with this Agreement or the Loan.

         "LOAN" has the meaning set forth in Section 2.01.

         "MARKET PRICE" shall mean (i) the average closing bid price of the Common Stock, for ten (10) consecutive Business Days ending on the Closing Date, as reported by Nasdaq, if the Common Stock is traded on the Nasdaq SmallCap Market, or (ii) the average last reported sale price of the Common Stock, for ten (10) consecutive Business Days ending on the Closing Date, as reported by the primary exchange on which the Common Stock is traded, if the Common Stock is traded on a national securities exchange, or by Nasdaq, if the Common Stock is traded on the Nasdaq National Market; provided, however, that such price shall not be greater than the average closing bid price or the last reported sale price, as the case may be, for the ninety (90) calendar days ending on the Closing Date.

         "MATERIAL ADVERSE EFFECT" means any event, circumstance or condition that, individually or in the aggregate: (i) has or could reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities (including without limitation contingent liabilities), prospects, employee relationships, customer or supplier relationships, or the condition (financial or otherwise) of the Company; (ii) would materially impair the ability of the Company to perform or observe its obligations under or in respect of any of the Loan Documents; or (iii) adversely affects the legality, validity, binding effect or enforceability of any of the Loan Documents or the perfection or priority of any Lien granted to the Lender under any of the Collateral Documents.

         "MEMBERSHIP PLEDGE AGREEMENT" means the Membership Interest Pledge Agreement between the Company and the Lender, in form and substance satisfactory to the Lender.

         "NOTE" has the meaning set forth in Section 2.03.

         "OBLIGATIONS" means the indebtedness, liabilities and other obligations of the Company to the Lender under or in connection with the Loan Documents, including the Loan, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by the Company to the Lender thereunder or in connection therewith.

         "PATENT AND TRADEMARK SECURITY AGREEMENT" means the Patent and Trademark Security Agreement between the Company and the Lender, in form and substance satisfactory to the Lender.

         "PERMITTED LIENS" means: (i) Liens in favor of the Lender; (ii) the existing Liens (including leases and subleases) listed in Schedule 1 or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such existing Liens, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP, provided the same does not have priority over any of the Lender's Liens and no notice of tax lien has been filed of record; (iv) Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens provided for by mandatory provisions of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture thereof; (v) Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of a like nature incurred in the ordinary course of business (other than for Indebtedness); (vi) Liens upon or in any equipment acquired or held by the Company to secure the purchase price of such equipment, or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment; and (vii) restrictions and other minor encumbrances on real property which do not in the aggregate materially impair the use or value of such real property or risk the loss or forfeiture thereof.

         "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other entity of whatever nature, or any governmental agency or authority.

         "RESPONSIBLE OFFICER" means, with respect to any Person, the chief executive officer, the president, the chief financial officer or the treasurer of such Person, or any other senior officer of such Person having substantially the same authority and responsibility.

         "SECURITY AGREEMENT" means the Security Agreement between the Company and the Lender, in form and substance satisfactory to the Lender.

         "TRIGGER EVENT" means that the Company (or its Board of Directors) shall have authorized, recommended, proposed or publicly announced its intention to enter into (or has failed to recommend rejection of) any tender or exchange offer, merger, consolidation, liquidation, dissolution, business combination, recapitalization, acquisition, or disposition of a material amount of assets or securities or any comparable transaction which has not been consented to in writing by the Lender.

         SECTION 1.02 ACCOUNTING TERMS. Unless otherwise defined or the context otherwise requires, all accounting terms not expressly defined herein shall be construed, and all accounting determinations and computations required under this Agreement or any other Loan Document shall be made, in accordance with GAAP.

         SECTION 1.03 INTERPRETATION. In the Loan Documents, except to the extent the context otherwise requires: (i) any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (ii) the words "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (iii) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (iv) the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Loan Documents; (vi) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (vii) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document; and (viii) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

                                   ARTICLE II

                                    THE LOAN

         SECTION 2.01 LOAN. Subject to the terms and conditions of this Agreement, including satisfaction of the conditions set forth under Article III, the Lender agrees to make a term loan to the Company in an aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Loan"), to be advanced to the Company in four (4) installments as follows (each a "Loan Advance"): (i) the first distribution of Five Hundred Thousand Dollars ($500,000) is to be advanced on the Closing Date (the "First Loan Advance");
(ii) the second distribution of Two Hundred Fifty-Thousand Dollars ($250,000) is to be advanced on October 1, 2001 (the "Second Loan Advance"); (iii) the third distribution of Two Hundred Fifty-Thousand Dollars ($250,000) is to be advanced within two (2) Business Days after the Company satisfies the conditions set forth in Section 3.04, but in no event earlier than October 1, 2001 (the "Third Loan Advance"); and (iv) the fourth distribution of Five Hundred Thousand Dollars ($500,000) is to be advanced on November 1, 2001 (the "Fourth Loan Advance"). Whenever any Loan Advance hereunder shall be stated to be made on a day other than a Business Day, then such Loan Advance shall be made on the next succeeding Business Day.

         SECTION 2.02 [INTENTIONALLY OMITTED]

         SECTION 2.03 EVIDENCE OF INDEBTEDNESS. The Company shall execute and deliver for account of the Lender a promissory note (the "Note"), in a form reasonably acceptable to the Lender, as additional evidence of the Indebtedness of the Company to the Lender resulting from the Loan.

         SECTION 2.04 INTEREST. The Company hereby promises to pay interest on the unpaid principal amount of the Loan from the date of each Loan Advance until maturity thereof, at a rate equal to ten percent (10%) per annum, on the date of any prepayment of the Loan and at the Final Maturity Date.

         Any principal payments on the Loan not paid when due and, to the extent permitted by applicable law, any interest payments on the Loan not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under applicable bankruptcy laws) payable on demand at a rate which is five percent (5%) per annum in excess of the interest rate otherwise payable under this Agreement for the Loan. Payment or acceptance of the increased rates of interest provided for in this paragraph is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender.

         SECTION 2.05 COMPUTATIONS. All computations of fees and interest hereunder shall be made on the basis of a year of three hundred sixty (360) days for the actual number of days occurring in the period for which any such interest or fee is payable.

         SECTION 2.06 HIGHEST LAWFUL RATE. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Loan Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by the Lender in connection with this Agreement under applicable law (the "Maximum Rate"), the Company shall not be obligated to pay, and the Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

         SECTION 2.07 [INTENTIONALLY OMITTED]

         SECTION 2.08 REPAYMENT OF THE LOAN. The Company hereby promises to pay to the Lender the outstanding principal amount of the Loan and any accrued interest thereon in full on the Final Maturity Date.

         SECTION 2.09 PREPAYMENTS OF THE LOANS.

         (a) OPTIONAL PREPAYMENTS. The Company may, upon prior notice to the Lender, prepay the outstanding amount of the Loan in whole or in part, without premium or penalty.

         (b) NOTICE; APPLICATION. The notice given of any prepayment shall specify the date and amount of the prepayment. If the notice of prepayment is given, the Company shall make such prepayment and the prepayment amount specified in such notice shall be due and payable on the date specified therein, with accrued interest to such date. Each prepayment by or on behalf of the Company hereunder shall, unless a specific determination is made by the Lender with respect thereto, be applied (i) first, to accrued and unpaid interest due the Lender, and (ii) second, to principal due the Lender.

         SECTION 2.10 PAYMENTS.

         (a) PAYMENTS. The Company shall make each payment under the Loan Documents, unconditionally in full without deduction, set-off, counterclaim or, to the extent permitted by applicable law, other defense, and free and clear of, and without reduction for or on account of, any present or future taxes or withholdings (other than a tax on the overall net income of the Lender), and all liabilities with respect thereto. Each payment shall be made not later than 11:00 A.M. (California time) on the day when due to the Lender in U.S. dollars and in immediately available funds, or such other funds as shall be separately agreed upon in writing by the Company and the Lender, in accordance with the Lender's payment instructions.

         (b) EXTENSION. Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of accrued interest.

         (c) APPLICATION. Each payment by or on behalf of the Company hereunder shall, unless a specific determination is made by the Lender with respect thereto, be applied (i) first, to accrued and unpaid interest due the Lender, and (ii) second, to principal due the Lender.

         SECTION 2.11 CONVERSION OF LOANS INTO COMMON STOCK. The Lender shall have conversion rights as follows (the "Conversion Rights"):

         (a) CONVERSION RIGHTS. The Lender may elect in its sole discretion to convert the principal of and/or interest accrued under all or a portion of the
Note into Common Stock at a conversion price equal to the Market Price of the Common Stock; provided, however, that if the Company, while any of the Obligations shall remain unpaid or the Lender shall have any Commitment, issues equity securities in excess of One Million Five Hundred Thousand Dollars ($1,500,000) in an offering at an issuance price that is less than the Market Price, the conversion price shall be reduced to such issuance price (the "Conversion Price"). The Conversion Price shall be subject to adjustment as set forth in Section 2.11(c).

         (b) MECHANICS OF CONVERSION. Before the Lender shall be entitled to convert the Note into shares of Common Stock, the Lender shall, in the case of a partial conversion of the Note, indicate on the face of the Note the amount so converted and provide a copy of the Note to the Company or, in the case of the conversion of all of the remaining outstanding principal and interest due under the Note, surrender the Note, duly endorsed, at the office of the Company and shall give written notice to the Company at its principal corporate office, of the election to convert the same or a portion thereof and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to the Lender, or to the nominee or nominees of the Lender, a certificate or certificates for the number of shares of Common Stock to which such persons shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Note (or a copy thereof as provided herein) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the conversion may, at the option of the Lender, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person or persons entitled to receive the Common Stock upon conversion of the Note shall not be deemed to have converted such Note until immediately prior to the closing of such sale of securities.

         (c) CONVERSION PRICE ADJUSTMENTS OF NOTE FOR CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS. The Conversion Price of the Note shall be subject to adjustment from time to time as follows:

                  (i) In the event the Company should at any time or from time to time after the Closing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Note shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of the Note shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding. In the event the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                  (ii) If the number of shares of Common Stock outstanding at any time after the Closing Date is decreased by a combination of the outstanding shares of common stock, then, following the record date of such combination, the Conversion Price for the Note shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of the Note or a portion thereof shall be decreased in proportion to such decrease in outstanding shares.

                  (iii) All adjustments to the Conversion Price will be calculated to the nearest cent of a dollar. No adjustment in the Conversion Price will be required unless such adjustment would require an increase or decrease of at least one cent per dollar; provided, however, that any adjustments which by reason of this Section 2.11(c)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments to the Conversion Price shall be made successively.

         (d) RECAPITALIZATIONS AND REORGANIZATIONS. If the Common Stock issuable upon conversion of the Note shall be changed into or exchanged for a different class or classes of capital stock, or other securities or property whether by reorganization, recapitalization or otherwise (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 2.11), provision shall be made so that the Lender shall thereafter be entitled to receive upon conversion of the Note the number of shares of stock or other securities or property to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization or reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2.11 with respect to the rights of the Lender after the recapitalization or reorganization to the end that the provisions of this Section 2.11 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Note) shall be applicable after the event as nearly equivalent as may be practicable.

         (e) NO IMPAIRMENT. The Company will not, by amendment of any of its Charter Documents or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performances of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out all of the provisions of this Section 2.11 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Lender against impairment.

         (f) NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                  (i) No fractional shares shall be issued upon the conversion of the Note and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the amount of the Note the Lender is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Note pursuant to this Section 2.11, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Lender a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Lender, furnish or cause to be furnished to the Lender a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Note at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Note.

         (g) NOTICES OF RECORD DATE. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right (except the right to vote), the Company shall mail to the Lender at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         (h) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting conversion of the Note, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Note, in addition to such other remedies as shall be available to the Lender, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Charter Documents.

         (i) NO SHAREHOLDER RIGHTS. Nothing contained in this Agreement shall be construed as conferring upon the Lender or any other person the right to vote or to consent to receive notice as a shareholder in respect of meeting of shareholders for the election of directors of the Company or any or any other matters or any other rights whatsoever as a shareholder of the Company and no dividends or interest shall be payable or accrued in respect of the Note or the

Common Stock obtainable under this Section 2.11 until, and only to the extent that, the Note shall have been converted.

         (j) SATISFACTION OF THE LOAN UPON CONVERSION. If the Note is converted in full into Common Stock as provided herein, it will be deemed to be payment in full for all purposes of this Agreement and the other Loan Documents (except the Bridge Loan Warrant), or if the Note is converted in part into Common Stock as provided herein, it will be deemed to be payment under this Agreement and the other Loan Documents (except the Bridge Loan Warrant) up to the amount of the Note so converted.

         SECTION 2.12 WARRANT.

         (a) Concurrently with the execution of this Agreement, and in consideration of the Lender's agreement to make the Loan to the Company, the Company will issue to the Lender a warrant to purchase an amount of the Common Stock of the Company equal to eighteen (18%) of the principal amount of the Loan (i.e. 270,000) divided by the Exercise Price (as defined below) and on the terms and conditions set forth in Exhibit A hereto (the "Bridge Loan Warrant").

         (b) The Exercise Price of the Warrant shall be equal to the Conversion Price, as further provided in the Bridge Loan Warrant.

         SECTION 2.13 LIMITATION ON CONVERSION RIGHTS AND EXERCISE OF WARRANT. To the extent that, after giving effect to the Lender's conversion under the Note and exercise under the Bridge Loan Warrant, the Lender will have the right to acquire twenty percent (20%) or more of the outstanding Common Stock of the Company such that a shareholder vote is required under applicable NASDAQ rules, the Lender will have (i) the right to acquire up to nineteen and ninety-nine one hundredths percent (19.99%) of the outstanding Common Stock of the Company and
(ii) the conditional right to acquire a greater percentage of the outstanding Common Stock, as contemplated by Sections 2.11 and 2.12, at such time that the Company complies with applicable NASDAQ rules. Notwithstanding anything to the contrary, the Company will use its best efforts to comply with such NASDAQ rules, including obtaining the necessary shareholder approval.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

         SECTION 3.01 CONDITIONS PRECEDENT TO THE LOAN AND THE FIRST LOAN ADVANCE. The obligation of the Lender to make the Loan and the First Loan Advance shall be subject to the satisfaction of each of the following conditions precedent before or concurrently on the Closing Date:

         (a) FEES AND EXPENSES. The Company shall have paid all fees and invoiced costs and expenses then due hereunder, including fees, costs and expenses set forth in Section 7.04(a).

         (b) LOAN DOCUMENTS. The Lender shall have received the following Loan
Documents: (i) this Agreement executed by the Company; (ii) the Note executed by the Company; and (iii) the Collateral Documents executed by each of the respective parties thereto.

         (c) DOCUMENTS AND ACTIONS RELATING TO COLLATERAL. The Lender shall have received, in form and substance satisfactory to it, results of such Lien searches as it shall reasonably request, and evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of the Lender, a perfected first priority Lien on the Collateral, subject only to Permitted Liens.

         (d) ADDITIONAL CLOSING DOCUMENTS. The Lender shall have received the following, in form and substance satisfactory to it: (i) evidence that all (A) authorizations or approvals of any governmental agency or authority, and (B) approvals or consents of any other Person, required in connection with the execution, delivery and performance of the Loan Documents shall have been obtained; and (ii) a certificate of the Secretary or other appropriate officer of the Company, dated the Closing Date, certifying (A) copies of its Charter Documents and the resolutions and other actions taken or adopted by the Company authorizing the execution, delivery and performance of the Loan Documents, and
(B) the incumbency, authority and signatures of each officer of the Company authorized to execute and deliver the Loan Documents and act with respect thereto.

         (e) LEGAL OPINION. The Lender shall have received an opinion of legal counsel to the Company dated the Closing Date, in the form attached hereto as Exhibit B.

         (f) BRIDGE LOAN WARRANT. The Lender shall have received a duly executed Bridge Loan Warrant, in the form attached hereto as Exhibit A.

         (g) AMENDMENT TO INVESTORS RIGHTS AGREEMENT. The Company, the Lender and Westar shall have entered into the Second Amendment to the Investors Rights' Agreement, in substantially the form attached hereto as Exhibit C. ---------

         (h) AMENDMENT TO OPTION AGREEMENT. The Lender shall have received a duly executed Third Amendment to Option Agreement, in the form attached hereto as Exhibit D.

         (i) ESTOPPEL CERTIFICATE. The Lender shall have received a certificate, in the form attached hereto as Exhibit E, executed by Westar and each of the Company's directors and officers who hold capital stock or other securities of the Company.

         (j) LANDLORD'S WAIVER. The Lender shall have received an agreement and waiver, in the form attached hereto as Exhibit F, executed by the Company's landlord for the premises located in Irwindale, California.

         SECTION 3.02 CONDITIONS PRECEDENT TO THE LOAN AND ALL LOAN ADVANCES. The obligation of the Lender to make the Loan and each Loan Advance shall be subject to the satisfaction of each of the following conditions precedent before or concurrently on the date of the Loan and each Loan Advance:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement and the other Loan Documents, or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, shall be true on and as of the date of the Loan and each Loan Advance as though such representations and warranties were made at and as of such date(s).

         (b) COMPLIANCE. The Company shall have performed and complied with all agreements and conditions required by this Agreement and the other Loan Documents to be performed or complied with by it.

         (c) OFFICER'S CERTIFICATE. The Lender shall have received certificates duly executed by the President of the Company dated the date of the Loan and each Loan Advance certifying in such detail as the Lender may reasonably request to the fulfillment of the conditions specified in Sections 3.02(a) and 3.02(b).

         (d) MATERIAL ADVERSE EFFECT. On and as of the date of each Loan Advance, there shall have occurred no change or event since the date of this Agreement that has or could reasonably be expected to have a Material Adverse Effect.

         (e) NO DEFAULT. On the date of each Loan Advance, both before and after giving effect thereto and to the application of proceeds therefrom, no Default shall have occurred and be continuing or shall result from the making of such Loan Advance. The acceptance by the Company of the proceeds of each Loan Advance shall be deemed a certification to the Lender that on and as of the date of such Loan Advance no material Default shall have occurred or shall result from the making of such Loan Advance.

         (f) ADDITIONAL DOCUMENTS. The Lender shall have received, in form and substance satisfactory to it, such additional approvals, opinions, documents and other information as the Lender may reasonably request.

         SECTION 3.03 CONDITIONS PRECEDENT TO THE SECOND LOAN ADVANCE. The obligation of the Lender to make the Second Loan Advance shall be subject to the satisfaction by the Company of all conditions set forth in Sections 3.01 and
3.02 before or concurrently on the date of the Second Loan Advance.

         SECTION 3.04 CONDITIONS PRECEDENT TO THE THIRD LOAN ADVANCE. The obligation of the Lender to make the Third Loan Advance shall be subject to the satisfaction of each of the following conditions precedent before or concurrently on the date of the Third Loan Advance:

         (a) COMPLIANCE. The Company shall have performed and complied with all conditions precedent set forth in Sections 3.01 and 3.02.

         (b) INVESTMENT BANKER LETTER. The Lender shall have received on or before October 17, 2001, in form and substance satisfactory to it, an engagement letter executed by the Company and a third-party investment banker of recognizable reputation regarding future Company financing(s).

         SECTION 3.05 CONDITIONS PRECEDENT TO THE FOURTH LOAN ADVANCE. The obligation of the Lender to make the Fourth Loan Advance shall be subject to the satisfaction of each of the following conditions precedent before or concurrently on the date of the Fourth Loan Advance:

         (a) COMPLIANCE. The Company shall have performed and complied with all conditions precedent set forth in Sections 3.01 and 3.02.

         (b) MAKING OF THIRD LOAN ADVANCE. The Lender shall have made the Third Loan Advance pursuant to the terms and conditions herein.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as specifically set forth in the Disclosure Letter, with each disclosure to reference the Section or Sections hereof to which it relates, the Company represents and warrants to the Lender that the following statements are true and correct on and as of the date of this Agreement and will be true and correct on and as of the date of each Loan Advance as if made on such date(s):

         (a) ORGANIZATION AND POWERS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to execute, deliver and perform its Obligations under the Loan Documents. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would result in a Material Adverse Effect and has all requisite power and authority to own its assets and carry on its business.

         (b) AUTHORIZATION; NO CONFLICT. The execution, delivery and performance by the Company of the Loan Documents have been duly authorized by all necessary corporate action of the Company and do not and will not (i) result in a violation of any of its Charter Documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its properties is subject, or result in a violation of any material law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations, including NASDAQ rules or other rules of any exchange) applicable to the Company or by which any property or asset of the Company is bound or affected, and (iii) except as contemplated by this Agreement, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties, assets or revenues of the Company. The Company is not in violation of any of its Charter Documents, or of any judgment, order, writ, decree, law, rule or regulation to which the Company or its properties is subject in any material respect. The Company is not in default (and no event has occurred which, with notice or lapse of time or both, would put the Company in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is a party or any of its properties is subject in any material respect.

         (c) BINDING OBLIGATION. The Loan Documents constitute, or when delivered under this Agreement, will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         (d) CONSENTS. No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental agency or authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by the Company of any of the Loan Documents, except for such approvals as have been obtained or as set forth in Schedule 2 hereto.

         (e) LITIGATION. There is no action, suit, proceeding or investigation pending, or to the Company's knowledge, currently threatened against the Company, except as which individually or in the aggregate would not have a Material Adverse Effect. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. Except as set forth on the Disclosure Letter, there is no material action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

         (f) PATENTS AND TRADEMARKS. The Company owns or licenses from another person all inventions, patents, patent rights, computer software, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights and copyrights (collectively, the "Intellectual Property") necessary for its business without any conflict with or infringement of the valid rights of others and the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of the Company, and the Company has not received any notice of infringement upon or conflict with the asserted rights of others. The Disclosure Letter contains a complete list of all such patents, patent rights, trademarks, service marks, copyrights, all agreements related to the foregoing, and all agreements pursuant to which the Company licenses Intellectual Property from or to a third party (excluding "shrink wrap" license agreements relating solely to off the shelf software which is not material to the Company's business). All such Intellectual Property owned by the Company is owned free and clear of all Liens, adverse claims, encumbrances, or restrictions, except for restrictions contained in the terms of the licenses listed in the Disclosure Letter. All such Intellectual Property licensed by the Company is the subject of a license agreement which is legal, valid, binding and enforceable and in full force and effect. The consummation of the transactions contemplated hereby will not result in the termination or impairment of the Company's ownership of, or right to use, any Intellectual Property. The Company has a valuable body of trade secrets, including know-how, concepts, business plans, and other technical data (the "Proprietary Information") for the development, manufacture and sale of its products. The Company has the right to use the Proprietary Information free and clear of any material rights, Liens, encumbrances or claims of others. The Company is not aware, after reasonable investigation, that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business in any material respect.

         (g) TITLE TO PROPERTIES; LIENS. The Company has good and marketable title to, or valid and subsisting leasehold interests in, its properties and assets, including all property forming a part of the Collateral, in all material respects, and there is no Lien upon or with respect to any of such properties or assets, including any of the Collateral, except for Permitted Liens.

         (h) SEC DOCUMENTS AND FINANCIAL STATEMENTS. Since January 1, 1997, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (all of the foregoing and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, with amendments read together with underlying documents, are referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP during the periods involved and fairly and accurately present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the most recent balance sheet provided to the Lender or the Disclosure Letter, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in such financial statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in such financial statements or in the Disclosure Letter, the Company is not a guarantor or indemnitor of any Indebtedness of any other Person.

         (i) WARRANT AND CONVERSION RIGHTS. The Bridge Loan Warrant is duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of Liens, claims, encumbrances and restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws or as set forth therein. The shares of Common Stock issuable upon exercise of the Bridge Loan Warrant and upon exercise of the Conversion Rights are duly authorized and reserved for issuance, and, upon exercise of the Bridge Loan Warrant and the Conversion Rights, as the case may be, in accordance with the terms thereof, will be validly issued, fully paid and nonassessable, and will be free of Liens, claims, encumbrances and restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws or as set forth therein. The Disclosure Letter sets forth (A) the number of authorized shares of Common Stock, and (B) the number of issued and outstanding shares of Common Stock.

         (j) TAX RETURNS. The Company has timely filed all tax returns (federal, state and local) required to be filed by it and such tax returns are true and correct in all material respects. In addition, (i) the Company has not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any taxes are pending or outstanding, (ii) no claim for taxes has become a Lien against the property of the Company or is being asserted against the Company other than liens for taxes not yet due and payable, (iii) no audit of any tax return of the Company is being conducted by a tax authority, (iv) no extension of the statute of limitations on the assessment of any taxes has been granted to, by or applied for by, the Company and is currently in effect, and
(v) there is no agreement, contract or arrangement to which the Company is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Internal Revenue Code.

         (k) PERMITS. The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business ("Permits"). The Company is not in default in any material respect under any of such Permits.

         (l) ENVIRONMENTAL AND SAFETY LAWS. The Company is not in violation of any applicable material statute, law or regulation relating to the environment or occupational health and safety or Hazardous Substances, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

         (m) ORGANIZATION AND POWERS OF BSST. BSST LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. BSST is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would result in a material adverse effect on BSST or its business or operations, and has all requisite limited liability power and authority to own its assets and carry on its business.

         (n) VALID SENIOR LOAN. The Loan and the Obligations under the Loan Documents constitute a valid senior secured debt of the Company owed to the Lender, negotiated and consummated at arm's length, and in no respects constitutes equity or an equity contribution to the Company or its Affiliates on the part of the Lender or its Affiliates. The Company hereby forever waives any and all rights and claims to characterize the Loan or any Obligation as equity or equity contribution by the Lender or its Affiliates.

         (o) NO USURY. The Loan Documents and the Obligations are in compliance with California Corporations Code Section 25118, and do not violate any usury laws of the State of California or the United States.

         SECTION 4.02 REPRESENTATIONS AND WARRANTIES OF THE LENDER. The Lender represents and warrants to the Company that:

         (a) INVESTMENT REPRESENTATIONS. The Lender: (i) will acquire the Note, the Bridge Loan Warrant and shares underlying the Bridge Loan Warrant for its own account for investment and not with a view to any resale or other distribution (other than to Affiliates) of the Note in a transaction constituting a public offering or otherwise requiring registration under the

Securities Act, or in a transaction that would result in noncompliance with applicable state securities laws; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and the risks of its acquisition of the Note, the Bridge Loan Warrant (and shares underlying the Bridge Loan Warrant) and credit extensions to the Company; (iii) is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act; and (iv) understands that the Note, the Bridge Loan Warrant and the shares underlying the Bridge Loan Warrant have not been registered under the Securities Act or any state securities laws.

         (b) ORGANIZATION AND POWERS. The Lender is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

         (c) AUTHORIZATION; BINDING OBLIGATION. The execution, delivery and performance by the Lender of this Agreement has been duly authorized by all necessary organizational action of the Lender. This Agreement constitutes a legal, valid and binding obligation of the Lender, enforceable against the Lender in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         (d) FINANCIAL CAPACITY. The Lender has access to adequate capital to enable it to satisfy its obligations to make the Loan contemplated hereby.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.01 REPORTING COVENANTS. So long as any of the Obligations shall remain unpaid or the Lender shall have any Commitment, the Company agrees that:

         (a) FINANCIAL STATEMENTS AND OTHER REPORTS. The Company will furnish to the Lender: (i) on Monday of each week, a statement of cash flow for the prior week and projected cash flow for the following two (2) weeks; (ii) as soon as available and in any event within ten (10) days after the end of a month, monthly agings (aged from invoice date) of accounts receivable, payables reports, and unaudited financial statements (including a balance sheet, income statement and statement of cash flows) with respect to that month prepared on a basis consistent with such statements prepared in prior months and otherwise in accordance with GAAP and certified by a Responsible Officer as being prepared in accordance with GAAP; and (iii) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, its quarterly consolidated and, if requested by the Lender, consolidating financial statements (including a balance sheet, income statement and statement of cash flows), prepared in accordance with GAAP, together with a certificate of a Responsible Officer of the Company stating that such financial statements fairly present in all material respects the financial condition of the Company as at such date and the results of operations of the Company for the period ended on such date and have been prepared in accordance with GAAP, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes.

         (b) ADDITIONAL INFORMATION. The Company will furnish to the Lender: (i) promptly after the Company has knowledge or becomes aware thereof, notice of the occurrence of any Default; (ii) prompt written notice of all actions, suits and proceedings before any governmental agency or authority or arbitrator pending, or to the best of the Company's knowledge, threatened against or affecting the Company; (iii) prompt written notice of any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; (iv) promptly after the same are released, copies of all press releases;
(v) promptly after the giving, sending or filing thereof, copies of all reports and financial information, if any, which the Company sends to the holders of its capital stock or other securities, and the holders, if any, of any other Indebtedness, and of all reports or filings, if any, by the Company with the SEC or any national securities exchange; and (vi) such other information respecting the operations, properties, business or condition (financial or otherwise) of the Company (including with respect to the Collateral) as the Lender may from time to time reasonably request. Each notice pursuant to clauses (i) through
(iii) of this subsection (b) shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein.

         (c) CERTAIN CONTRACTS. Upon the Lender's reasonable request, and at least twice monthly after the date of this Agreement, the Company shall provide reports to the Lender concerning the status of all programs with major customers, in such detail as Lender may reasonably request.

         SECTION 5.02 AFFIRMATIVE COVENANTS. So long as any of the Obligations shall remain unpaid or the Lender shall have any Commitment, the Company agrees that:

         (a) PRESERVATION OF EXISTENCE, ETC. The Company will maintain and preserve its corporate existence, its rights to transact business and all other material rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties, except in connection with any transactions expressly permitted by Section 5.03.

         (b) PAYMENT OF TAXES, ETC. The Company will pay and discharge all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Company prior to the date on which penalties attach thereto except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP.

         (c) MAINTENANCE OF INSURANCE. The Company will carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, insurance in such amounts, with such deductibles and covering such risks as is consistent with the Company's past practices.

         (d) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Company will keep adequate records and books of account to permit preparation of financial statements in accordance with GAAP.

         (e) INSPECTION RIGHTS. The Company will at any reasonable time during regular business hours and from time to time permit the Lender or any of its agents or representatives to visit and inspect any of the properties of the Company and to examine the records and books of account of the Company, and to discuss the business affairs, finances and accounts of the Company with any of the officers, employees or accountants of the Company, provided that the Company may designate one or more individuals who will be present during such discussions.

         (f) COMPLIANCE WITH LAWS. The Company will comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental agency or authority, including all Environmental Laws.

         (g) MAINTENANCE OF PROPERTIES, ETC. The Company will maintain and preserve all of its material properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other corporations of similar character and size, ordinary wear and tear excepted.

         (h) LICENSES. The Company will obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals of any governmental agency or authority necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the transactions therein contemplated or the operation and conduct of its business and ownership of its properties, except where the failure to do so would not have a Material Adverse Effect.

         (i) USE OF PROCEEDS. The Company will use the proceeds of the Loan for its general corporate purposes.

         (j) FURTHER ASSURANCES AND ADDITIONAL ACTS. The Company will execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Lender shall deem necessary or appropriate to effectuate the purposes of the Loan Documents, and promptly provide the Lender with evidence of the foregoing satisfactory in form and substance to the Lender.

         SECTION 5.03 NEGATIVE COVENANTS. So long as any of the Obligations shall remain unpaid or the Lender shall have any Commitment, the Company agrees that without the consent of Lender, which consent will not be unreasonably withheld:

         (a) LIENS; NEGATIVE PLEDGES. (i) The Company will not create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens. (ii) The Company will not enter into any agreement (other than this Agreement or any other Loan Document) prohibiting the creation or assumption of any Lien upon any of its properties, revenues or assets, whether now owned or hereafter acquired.

         (b) CHANGE IN NATURE OF BUSINESS. The Company will not engage in any material line of business substantially different from those lines of business carried on by it at the date hereof.

         (c) RESTRICTIONS ON FUNDAMENTAL CHANGES. The Company will not merge with or consolidate into, or acquire all or substantially all of the assets of, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets.

         (d) SALES OF ASSETS. The Company will not sell, lease, transfer, or otherwise dispose of, or part with control of (whether in one transaction or a series of transactions) any assets (including any shares of stock in any other Person), except: (i) sales or other dispositions of inventory, and the license, sublicense and grant of distribution and similar rights, in the ordinary course of business; (ii) sales or other dispositions of assets in the ordinary course of business which have become worn out or obsolete or which are promptly being replaced; or (iii) sales or other dispositions of assets (other than accounts receivable) outside the ordinary course of business not exceeding in the aggregate Twenty-Five Thousand Dollars ($25,000) in any fiscal year.

         (e) DISTRIBUTIONS. The Company will not declare or pay any dividends in respect of the Company's capital stock, or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its shareholders as such, except that the Company may: (A) declare and deliver dividends and distributions payable only in common stock of the Company; and (B) purchase, redeem, retire, or otherwise acquire shares of its capital stock with the proceeds received from a substantially concurrent issue of new shares of its capital stock.

         (f) LOANS AND INVESTMENTS. The Company will not purchase or otherwise acquire the capital stock, assets (constituting a business unit), obligations or other securities of or any interest in any Person, or otherwise extend any credit to or make any additional investments in any Person, other than in connection with: (i) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business; and (ii) short term, investment grade money market instruments, in accordance with the Company's usual and customary treasury management policies.

         (g) TRANSACTIONS WITH RELATED PARTIES. The Company will not enter into any transaction, including the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, any officer or director thereof or any Person which beneficially owns or holds five percent (5%) or more of the equity securities, or five percent (5%) or more of the equity interest, thereof (a "Related Party"), or enter into, assume or suffer to exist, any employment or consulting contract with any Related Party, except a transaction or contract which is in the ordinary course of the Company's business and which is upon fair and reasonable terms not less favorable to the Company than it would obtain in a comparable arm's length transaction with a Person not a Related Party.

         SECTION 5.04 CONFIDENTIALITY. The Lender will hold in confidence all, and not disclose to others for any reason whatsoever any, material non-public information received by it from the Company in connection with this Agreement, except that the Lender may provide such confidential information in response to legal process or applicable governmental regulations provided that the Lender forthwith notifies the Company of its obligation to provide such confidential information and fully cooperates (to the extent permitted by law) with the Company to protect the confidentiality of such information.

                                   EXHIBIT VI

                                EVENTS OF DEFAULT

         SECTION 6.01 EVENTS OF DEFAULT. Any of the following events which shall occur shall constitute an "Event of Default":

         (a) PAYMENTS. The Company shall fail to pay when due any amount of principal of, or interest on, the Loan or the Note, or any fee or other amount payable under any of the Loan Documents.

         (b) REPRESENTATIONS AND WARRANTIES. Any representation or warranty by the Company under or in connection with the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made.

         (c) FAILURE BY COMPANY TO PERFORM CERTAIN COVENANTS. The Company shall fail to perform or observe any term, covenant or agreement contained in Section
5.03 or Subsections (a), (i) or (j) of Section 5.02.

         (d) FAILURE BY COMPANY TO PERFORM OTHER COVENANTS. The Company shall fail to perform or observe any term, covenant or agreement, other than those specified in Section 6.01(c), contained in any Loan Document on its part to be performed or observed, and any such failure shall continue for a period of ten
(10) days from the occurrence thereof (unless the Lender determines that such failure is not capable of remedy).

         (e) INSOLVENCY. (i) The Company shall (A) make a general assignment for the benefit of creditors or (B) be dissolved, liquidated, wound up or cease its corporate existence; or (ii) the Company (A) shall file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act of 1978 (the "Bankruptcy Code") or under any other state or federal law relating to bankruptcy or reorganization granting relief to debtors, whether now or hereafter in effect, or (B) shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against the Company pursuant to the Bankruptcy Code or any such other state or federal law; or (iii) the Company shall be adjudicated a bankrupt, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any custodian, receiver or trustee for all or any substantial part of the Company's property, or shall take any action to authorize any of the actions or events set forth above in this subsection; or (iv) an involuntary petition seeking any of the relief specified in this subsection shall be filed against the Company and not dismissed within sixty (60) days; or (v) any order for relief shall be entered against the Company, in any involuntary proceeding under the Bankruptcy Code or any such other state or federal law referred to in this subsection (e).

         (f) DISSOLUTION, ETC. The Company shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), (ii) discontinue its operations, or (iii) take any corporate action to authorize any of the actions or events set forth above in this subsection (f).

         (g) JUDGMENTS. (i) A final judgment or order for the payment of money in excess of Fifty Thousand Dollars ($50,000) (or its equivalent in another currency) which is not fully covered by third-party insurance shall be rendered against the Company (or its equivalent in another currency); or (ii) any non-monetary judgment or order shall be rendered against the Company which has or would reasonably be expected to have a Material Adverse Effect; and in each case there shall be any period of fifteen (15) consecutive days during which such judgment continues unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

         (h) MATERIAL ADVERSE EFFECT. Any circumstance, condition, or event shall have occurred which has or could reasonably be expected to have a Material Adverse Effect.

         (i) COLLATERAL DOCUMENTS. Any "Event of Default" as defined in the Collateral Documents shall have occurred; or any of the Collateral Documents after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Company or any other Person shall contest in any manner the validity or enforceability thereof, or the Company or any other Person shall deny that it has any further liability or obligation thereunder; or any of the Collateral Documents for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected first priority Lien subject only to Permitted Liens in any of the Collateral purported to be covered thereby.

         SECTION 6.02 EFFECT OF EVENT OF DEFAULT. If any Event of Default shall occur, the Lender may, by notice to the Company, declare the Commitment to be terminated, whereupon the same shall forthwith terminate, and cease to make the Loan and all or any Loan Advances. If any Event of Default under Section 6.01(e) shall occur, the Lender may declare the entire unpaid principal amount of the Loan and the Note, all interest accrued and unpaid thereon and all other Obligations to be forthwith due and payable, whereupon the Loan and the Note, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company. In addition, if any Event of Default under Section 6.01(a) or Section 6.01(e) shall occur, the Lender may exercise any or all of the Lender's rights and remedies under the Collateral Documents and proceed to enforce all other rights and remedies available to the Lender under the Loan Documents and applicable law.

                                   EXHIBIT VII

                                  MISCELLANEOUS

         SECTION 7.01 AMENDMENTS AND WAIVERS. No amendment to any provision of the Loan Documents shall be effective unless it is in writing and has been signed by the Lender and the Company, and no waiver of any provision of any Loan Document, or consent to any departure by the Company therefrom, shall be effective unless it is in writing and has been signed by the Lender. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 7.02 NOTICES. All notices and other communications provided for hereunder and under the other Loan Documents shall, unless otherwise stated herein, be in writing (including by facsimile transmission) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth below their names on the signature pages hereof, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other party hereto. All such notices and communications shall be effective: (i) if delivered by hand, when delivered;
(ii) if sent by mail, upon the earlier of the date of receipt or five (5) Business Days after deposit in the mail, first class, postage prepaid; or (iii) if sent by facsimile transmission, when sent; provided, however, that notices and communications to the Lender pursuant to Article II shall not be effective until received.

         SECTION 7.03 NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of the Lender to exercise, no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender.

         SECTION 7.04 COSTS AND EXPENSES; INDEMNITY.

         (a) COSTS AND EXPENSES. The Company agrees to pay on demand: (i) the reasonable out-of-pocket costs and expenses of the Lender and any of its Affiliates, and the reasonable fees and disbursements of counsel to the Lender and its Affiliates, in connection with the Loan, including the negotiation, preparation, execution, delivery and administration of the Loan Documents and any amendments, modifications or waivers of the terms thereof, and (ii) all reasonable costs and expenses of the Lender and its Affiliates, and fees and disbursements of counsel, in connection with (A) any Default, (B) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, (C) any out-of-court workout or other refinancing or restructuring or any bankruptcy or insolvency case or proceeding, and (D) the preservation of and realization upon any of the Collateral. Without limiting the foregoing, the costs and reasonable fees of counsel to the Lender and its Affiliates incurred or reasonably expected to be incurred in connection with the Loan will be automatically deducted from the disbursement of the Second Loan Advance and, accordingly, the amount of the Second Loan Advance actually disbursed to the Company will be less of such fees and costs.

         (b) INDEMNIFICATION. Whether or not the transactions contemplated hereby shall be consummated, the Company hereby agrees to indemnify the Lender, any Affiliate thereof and their respective directors, officers, employees, agents, counsel and other advisors (each an "Indemnified Person") against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, demands, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person, which may be imposed on, incurred by, or asserted against any Indemnified Person, (i) in any way relating to or arising out of any of the Loan Documents, the use or intended use of the proceeds of the Loan or the transactions contemplated hereby or thereby, (ii) with respect to any investigation, litigation or other proceeding relating to any of the foregoing, irrespective of whether the Indemnified Person shall be designated a party thereto, and/or (iii) in any way relating to or arising out of the use, generation, manufacture, installation, treatment, storage or presence, or the spillage, leakage, leaching, migration, dumping, deposit, discharge, disposal or release, at any time, of any Hazardous Substances on, under, at or from any properties of the Company, including any personal injury or property damage suffered by any Person, and any investigation, site assessment, environmental audit, feasibility study, monitoring, clean-up, removal, containment, restoration, remedial response or remedial work undertaken by or on behalf of any Indemnified Person at any time, voluntarily or involuntarily, with respect to the Premises (the "Indemnified Liabilities"); provided that the Company shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, the Company agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         SECTION 7.05 SURVIVAL. All covenants, agreements, representations and warranties made in any Loan Document shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the making of the Loan, the making of all Loan Advances, and the execution and delivery of the Note, and shall continue in full force and effect so long as the Lender has any Commitment, the Loan remains outstanding or any other Obligations remain unpaid or any obligation to perform any other act hereunder or under any other Loan Document remains unsatisfied. Without limiting the generality of the foregoing, the obligations of the Company under Section 7.04, and all similar obligations under the other Loan Documents (including all obligations to pay costs and expenses and all indemnity obligations), shall survive the repayment of the Loans and the termination of the Commitment.

         SECTION 7.06 BENEFITS OF AGREEMENT. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their permitted successors and permitted assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

         SECTION 7.07 BINDING EFFECT; ASSIGNMENT. This Agreement shall become effective when it shall have been executed by the Company and the Lender and thereafter shall be binding upon, inure to the benefit of and be enforceable by the Company, the Lender and their respective permitted successors and permitted assigns. The Company shall not have the right to assign its rights or Obligations or any interest herein or therein without the prior written consent of the Lender. The Lender reserves the right freely to sell, assign, transfer or grant participations in all or any portion of the Lender's rights and obligations hereunder and under the other Loan Documents (i) to one or more Affiliates of the Lender and/or (ii) with the prior consent of the Company (which consent shall not be unreasonably withheld) to any other Person. In the event of any such assignment, the assignee shall be deemed a "Lender" for all purposes of the Loan Documents with respect to the rights and obligations assigned to it, and the obligations of the Lender so assigned shall thereupon terminate. The Company shall, from time to time upon request of the Lender, enter into such amendments to the Loan Documents and execute and deliver such other documents as shall be necessary to effect any such grant or assignment. The Company agrees that in connection with any such grant or assignment, the Lender may deliver to the prospective participant or assignee financial statements and other relevant information relating to the Company (subject to such Person entering into a confidentiality agreement with the Company on terms reasonably satisfactory to the Company).

         SECTION 7.08 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

         SECTION 7.09 WAIVER OF JURY TRIAL. THE COMPANY AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND THE LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         SECTION 7.10 ENTIRE AGREEMENT. The Loan Documents reflect the entire agreement between the Company and the Lender with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

         SECTION 7.11 SEVERABILITY. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of any of the Loan Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.

         SECTION 7.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Credit Agreement, as of the date first above written.

                                 THE COMPANY:

                                 AMERIGON INCORPORATED, a California corporation

                                 By:  /s/ RICHARD A. WEISBART
                                      -----------------------
                                       Richard A. Weisbart,
                                       President & CEO

                                 Address:
                                 5462 Irwindale Avenue
                                 Irwindale, California  91706
                                 Attn:
                                 Fax:   (626) 815-7441

                                 THE LENDER:

                                 BIG BEAVER INVESTMENTS LLC, a Delaware limited liability company

                                 By:/s/ O. B. MARX III
                                    ------------------
                                 Name:  O. B. Marx III
                                 Title:    President

                                 Address:
                                 801 W. Big Beaver Road, Suite 201
                                 Troy, Michigan  48084
                                 Attn:  President
                                 Fax:   (248) 362-3033